Exhibit 4.2

No. [ ]

Registered
CUSIP No. 40428HS29
ISIN No. US40428HS291

Principal Amount: $[ ]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL DEBT SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

This Global Security is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HSBC USA INC.

GLOBAL SECURITY

representing

Floating Rate Senior Notes due June 3, 2028

HSBC USA INC., a Maryland corporation (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[ ] on June 3, 2028, and to pay interest thereon at an interest rate calculated in accordance with the terms of this Global Security. The Company will pay interest quarterly in arrears on March 3, June 3, September 3, and December 3 of each year (each, an “Interest Payment Date”), beginning on September 3, 2025 until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder of this Global Security (or one or more Predecessor Securities) of record at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding such Interest Payment Date except that interest payable at maturity shall be paid to the same Person to whom the principal of this Global Security is payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder of this Global Security (or one or more Predecessor Securities) of record at the close of business on a Special Record Date fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to Holders not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The interest rate for any Interest Period will be Compounded SOFR (as defined on the reverse hereof), as determined on the applicable Interest Payment Determination Date (as defined on the reverse hereof), plus a spread of 97 basis points.

Payment of the principal of this Global Security and, unless otherwise paid as hereinafter provided, the interest (if any) hereon will be made at the office or agency of the Paying Agent in New York, New York or at such other office or agency as designated by the Company, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at the address appearing in the Security Register. Additional provisions of this Global Security are set forth on the reverse hereof.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Global Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Global Security to be duly executed.

HSBC USA INC.

ATTEST:		By:
Name:	Michele Chebli	Name:	Oresta Mehta
Title:	Senior Vice President, Deputy Corporate Secretary and Associate General Counsel	Title:	Executive Vice President and Head of Markets Treasury

CERTIFICATE OF AUTHENTICATION

This is one of the Global Securities of the series designated herein referred to in the within mentioned Indenture.

Dated: June 3, 2025

COMPUTERSHARE TRUST COMPANY, N.A
(as successor to Wells Fargo Bank, N.A.)
as Trustee

By:
Authorized Signatory

[Signature Page to Form of Floating Rate Senior Notes due 2028]

[Reverse of Note]

HSBC USA INC.
FLOATING RATE SENIOR NOTES DUE JUNE 3, 2028

This Global Security is one of a duly authorized issue of notes of the Company (herein called the “Notes”), issuable in series, unlimited in aggregate principal amount except as may be otherwise provided in respect of the Notes of a particular series, issued and to be issued under and pursuant to an Indenture dated as of March 31, 2009 (the “Base Indenture”), duly executed and delivered by the Company to Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as Trustee (the “Trustee”) (the Base Indenture, as supplemented by the First Supplemental Indenture dated as of March 22, 2012 between the Company and the Trustee, and the Fourth Supplemental Indenture dated as of February 21, 2024 between the Company and the Trustee, the “Indenture”), and is one of a series designated as Floating Rate Senior Notes due June 3, 2028 (herein called the “Floating Rate Senior Notes”). Reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The Floating Rate Senior Notes are general unsecured obligations of the Company.

Interest on the Floating Rate Senior Notes will be payable quarterly in arrears on the 3rd day of each March, June, September and December commencing September 3, 2025 (each an “Interest Payment Date”). Interest payable prior to maturity will be payable to the Person in whose name a Registered Security is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) preceding an Interest Payment Date.

The interest rate will be determined quarterly on each Interest Payment Determination Date (as defined below). For each Interest Period, interest will be calculated on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below). Promptly upon determination, the Calculation Agent (as defined below) will inform the Trustee and the Company of the interest rate for the completed Interest Period.

On each Interest Payment Determination Date relating to the applicable Interest Payment Date, the Calculation Agent will calculate the amount of accrued interest payable on the Floating Rate Senior Notes for each Interest Period by multiplying (i) the outstanding principal amount of the Floating Rate Senior Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Floating Rate Senior Notes be less than zero.

If any Interest Payment Date (other than the maturity date) would otherwise be a day that is not a Business Day (as defined below), such Interest Payment Date shall be postponed to the next succeeding Business Day, unless that Business Day is in the next succeeding calendar month in which case (other than in the case of a maturity date) such Interest Payment Date shall be the immediately preceding Business Day. If the maturity date falls on a day that is not a Business Day, payment of principal and interest on the Floating Rate Senior Notes will be made on the next day that is a Business Day, and no interest will accrue for the period from and after the maturity date. Postponement as described above will not result in a default under the Floating Rate Senior Notes or the Indenture.

“Compounded SOFR,” with respect to any Interest Period, means the rate computed in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)):

where:

“SOFR IndexStart” is, for periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value on May 30, 2025;

“SOFR IndexEnd” is the SOFR Index value on the Interest Payment Determination Date relating to the Interest Payment Date (or, in the final Interest Period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then:

(i)	if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions below; or

(ii)	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions below.

where:

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate); and

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the maturity date).

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

All calculations made by the Calculation Agent for the purposes of calculating the interest rate on the Floating Rate Senior Notes shall be conclusive and binding on the holders of Floating Rate Senior Notes, the Company and the Trustee, absent manifest error.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

“Interest Period” means the period beginning on, and including, an Interest Payment Date (or with respect the initial Interest Period only, beginning on, and including June 3, 2025), to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date.

“Interest Payment Determination Date” means, the date two U.S. Government Securities Business Days before each Interest Payment Date (or, in the final Interest Period, before the maturity date).

“SOFR Index Unavailable” means, if a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to ”calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of a Benchmark Transition Event. If the Company or the Calculation Agent, a successor calculation agent (which may be an affiliate of the Company) or such other designee (a “Designee”), determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Senior Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Company or its Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by the Company or its Designee pursuant to this section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	will be made in the Company, will be made in its sole discretion;

(3)	if made by the Designee, will be made after consultation with the Company, and such Designee will not make any such determination, decision or election to which the Company objects; and

(4)	notwithstanding anything to the contrary in the Floating Rate Senior Notes, the Indenture or other documentation relating to the Floating Rate Senior Notes, shall become effective without consent from the holders of the Floating Rate Senior Notes or any other party.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if the Company or its Designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the base rate (or the published daily SOFR used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date.

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by the Company or its Designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date:

(1)	spread adjustment, (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its Designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its Designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its Designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its Designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its Designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its Designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Calculation Agent” means HSBC Bank USA, N.A.

The Floating Rate Senior Notes are not redeemable prior to maturity by the Company or at the option of the Holders.

The Floating Rate Senior Notes are not entitled to any sinking fund.

The provisions of the Indenture regarding defeasance of the Company’s indebtedness shall not apply to the Floating Rate Senior Notes.

If any Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Floating Rate Senior Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes at the time Outstanding of each series which is affected by such amendment or modification, except that certain amendments specified in the Indenture may be made without approval of Holders of the Notes. The Indenture also contains provisions permitting (i) the Holders of 66 2/3% in aggregate principal amount of the Outstanding Notes of any series to waive on behalf of the Holders of such series of Notes compliance by the Company with certain provisions of the Indenture and (ii) the Holders of a majority in aggregate principal amount of the Outstanding Notes of any series to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of the Floating Rate Senior Notes shall be binding upon such Holders and upon all future Holders of the Floating Rate Senior Notes and any Notes issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof whether or not notation of such consent or waiver is made upon such Notes.

No reference herein to the Indenture and no provision of the Floating Rate Senior Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on the Floating Rate Senior Notes at the times, place and rate, and in the coin or currency prescribed in the Floating Rate Senior Notes.

As provided in the Indenture and subject to certain limitations therein set forth, transfer of this Floating Rate Senior Note is registrable on the Security Register, upon surrender of this Floating Rate Senior Note for registration of transfer at the office or agency of the Company in New York, New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Floating Rate Senior Notes, of authorized denominations and for a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Floating Rate Senior Notes are issuable only as registered Notes without coupons in denominations of $200,000 or any integral multiple of $1,000 in excess thereof authorized by the Company.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Floating Rate Senior Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Floating Rate Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Floating Rate Senior Note is exchangeable by the Company only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation, and a successor depositary has not been appointed by the Company within 90 days or (y) the Company in its sole discretion determines that this Floating Rate Senior Note shall be exchangeable for certificated Floating Rate Senior Notes in registered form; provided, that the certificated Floating Rate Senior Notes so issued by the Company in exchange for this permanent Global Security shall be in denominations of $200,000 and any integral multiple of $1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent Global Security to be exchanged, and provided further that, unless the Company agrees otherwise, Notes of this series in certificated registered form will be issued in exchange for this permanent Global Security, or any portion hereof, only if such Notes in certificated registered form were requested by written notice to the Trustee or the Securities Registrar by or on behalf of a Person who is the beneficial owner of an interest hereof given through the Holder hereof. Except as provided above, owners of beneficial interests in this permanent Global Security will not be entitled to receive physical delivery of Notes in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

All initially capitalized terms used in this Floating Rate Senior Note which are defined in the Indenture have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name and Address of Assignee

(___________________________)
Social Security Number or other identifying number of Assignee

the within Global Security and all rights thereunder, hereby irrevocably constituting and appointing                                Attorney to transfer said Global Security on the books of the Company, with full power of substitution in premises.

Dated:

NOTICE: The Signature to this Assignment must correspond with the name written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.